EXHIBIT 10.1

WILLIAMS–SONOMA, INC. 2001 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Name:	[Name]	Employee ID#:	[ID Number]

Award Date:	[DATE]	Award Date FMV:	$[FMV]

Number of RSUs:	[NUMBER]

1.	Award. Williams-Sonoma, Inc. (the “Company”), has awarded you the number of Restricted Stock Units indicated above. Each Restricted Stock Unit entitles you to receive one share of common stock (“Common Stock”) of the Company upon the terms and subject to the conditions set forth in the Company’s 2001 Long-Term Incentive Plan (the “Plan”) and this Restricted Stock Unit Award Agreement (the “Agreement”). Prior to the distribution of any shares of Common Stock, this Award represents an unsecured obligation, payable only from the general assets of the Company.

2.	Vesting. Subject to any acceleration provisions contained in the Plan or this Agreement, the Restricted Stock Units subject to this Award will vest as follows: [INSERT VESTING SCHEDULE], subject to your continued employment through each relevant vesting date.

Subject to the provisions of Sections 5 and 9, shares of Common Stock will be issued in payment of the Award as soon as practicable after vesting (but in each such case no later than the date that is two-and-one-half months from the end of the Company’s tax year that includes the vesting date), net of shares of Common Stock withheld by the Company to satisfy the minimum statutorily required federal, state and local withholding obligations, as provided in Section 6. You will have no right to receive shares under this Award unless and until the Restricted Stock Units vest.

Shares of Common Stock payable to you under this Award will be issued to you or, in case of your death, your beneficiary designated in accordance with the procedures specified by the Administrator. If, at the time of your death, there is not an effective beneficiary designation on file or you are not survived by your designated beneficiary, the shares will be issued to the legal representative of your estate. Any such transferee must furnish the Company with (i) written notice of his or her status as transferee, and (ii) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to such a transfer.

3.	Termination and Certain Transactions.

(a)	If you cease to be employed due to your death or Disability (as defined below), then as of the first business day of the month following the date of termination of your employment, you will vest in the number of unvested Restricted Stock Units equal to the Pro Rata Number (as defined below). “Disability” is defined as any one or more of the following: (i) your being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than twelve (12) months; (ii) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Company’s accident and health plan covering the Company’s employees; or (iii) you have been determined to be totally disabled by the Social Security Administration. The “Pro Rata Number” is defined as:

i.	[ ]% of the number of Restricted Stock Units subject to this Award multiplied by a fraction, the numerator of which is the number of full calendar months you continued employment with the Company from the Award Date through and including your termination date, and the denominator of which is [NUMBER OF MONTHS (#)][, plus [ADD ADDITIONAL/ALTERED PRO RATA FORMULA AS NECESSARY DEPENDING ON VESTING TRANCHES]

(b)	If you cease to be employed other than due to a termination described in (a) above, all then unvested Restricted Stock Units [ADD IF DIVIDEND EQUIVALENTS ARE INCLUDED: (including dividend equivalents, if any)] awarded hereby shall immediately terminate without notice to you and shall be forfeited.

4.	Rights as Shareholder. [ADD IF DIVIDEND EQUIVALENTS ARE INCLUDED: Except as provided by Section 11], n][N]either you nor any person claiming under or through you will have any of the rights or privileges of a shareholder of the Company in respect of any shares of Common Stock deliverable hereunder unless and until certificates representing such shares (which may be in book entry or other electronic form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to you (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, you will have all the rights of a shareholder of the Company with respect to voting such shares and receipt of dividends and distributions on such shares.

5.	Deferral. If permitted by the Administrator, the issuance of the Common Stock issuable with respect to this Award may be deferred upon such terms and conditions as determined by the Administrator, subject to the Administrator’s determination that any such right of deferral or any term thereof complies with applicable laws or regulations in effect from time to time, including but not limited to Section 409A (as defined below). If you have elected to defer receipt of your shares of Common Stock such that this Award is subject to Section 409A, and if the Administrator, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units subject to this Award, the payment of such accelerated portion of the Award nevertheless will be delivered to you on the same dates specified in your deferral election, except as provided by Section 10 and subject to any six (6) month delay that may be required pursuant to Section 9.

6.	Tax Withholding. The Company will withhold from the number of shares of Common Stock otherwise issuable under this Award a number of shares of Common Stock that have an aggregate market value sufficient to satisfy the minimum statutorily required federal, state and local tax withholding obligations. Shares will be valued at their Fair Market Value when the taxable event occurs. The number of shares of Common Stock withheld pursuant to this Section 6 will be rounded up to the nearest whole share, with no refund provided in the U.S. for any value of the shares withheld in excess of the tax obligation as a result of such rounding, pursuant to such procedures as the Administrator may specify from time to time.

Notwithstanding any contrary provision of this Agreement, no shares of Common Stock will be issued unless and until all income, employment and other taxes which the Company determines must be withheld or collected with respect to such shares have been withheld or collected. In addition and to the maximum extent permitted by law, the Company (or the employing Parent or Subsidiary) has the right to retain without notice from salary or other amounts payable to you, cash having a sufficient value to satisfy any tax withholding obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable shares. All income and other taxes related to the Restricted Stock Units and any shares delivered in payment of such Restricted Stock Units are your sole responsibility.

7.	Nontransferable. You may not sell, assign, pledge, encumber or otherwise transfer any interest in the Restricted Stock Units [ADD IF DIVIDEND EQUIVALENTS ARE INCLUDED: or the right to receive dividend equivalents] except as permitted by the Plan.

8.	Other Restrictions. The issuance of Common Stock under this Award is subject (i) to compliance by the Company and you with all applicable legal requirements, including tax withholding obligations, (ii) to compliance with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of issuance, (iii) to the completion of any registration or other qualification of such shares of Common Stock under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (iv) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable, and (v) the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience. The Company may delay the issuance of shares of Common Stock under this Award to ensure at the time of issuance there is a registration statement for the shares in effect under the Securities Act of 1933.

9.

Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with your termination of employment (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) you are a “specified employee” within the meaning of Section 409A at the time of such termination and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to you on or within the six (6) month period following your termination of employment, then the payment of such accelerated Restricted Stock Units otherwise payable to you during such six (6) month period will accrue and will be paid to you on the date six (6) months and one (1) day following the date of your termination of employment, unless you die following your termination of employment, in which case, the Restricted Stock Units will be paid in shares of Common Stock to your estate as soon as practicable following your death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or shares of Common Stock issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

10.	Transactions.

(a)	General Rule for Transaction. In the event of a Transaction, if you have not elected to defer receipt of your shares of Common Stock, the then-unvested Restricted Stock Units subject to this Award will be treated pursuant to Section 17 of the Plan, subject to the provisions of Section 9 hereof.

(b)	Transaction Following Share Deferral. In the event of a Transaction that qualifies as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A (each, a “409A Change of Control”), if you have elected to defer receipt of your shares of Common Stock such that this Award is subject to Section 409A, your deferral shall cease immediately upon the Transaction. In such event, the shares of Common Stock (or the per share consideration received by a majority of the holders of such Common Stock in such Transaction) payable in connection with the vested portion of this Award will be delivered to you as soon as practicable following the date on which such Transaction is consummated. In the event of a Transaction that does not qualify as a 409A Change of Control, then, subject to Section 9, the shares of Common Stock (or the per share consideration received by a majority of the holders of such Common Stock in such Transaction) payable in connection with the vested portion of this Award will be delivered to you on the same dates specified in your deferral election, regardless of any acceleration of the vesting of such Restricted Stock Units which may occur in connection with the Transaction.

11.	[ADD IF DIVIDEND EQUIVALENTS ARE INCLUDED: Dividend Equivalents. During the period beginning on the Award Date as indicated above and ending on the date that the Restricted Stock Unit is settled or terminates, whichever occurs first, you will accrue cash payments based on the cash dividend that would have been paid on the Restricted Stock Unit had the Restricted Stock Unit been an issued and outstanding share of Common Stock on the record date for the dividend. Such accrued dividends will vest and become payable upon the same terms and at the same time as the Restricted Stock Units to which they relate, including any delay in payment to which the related Restricted Stock Units may be subject pursuant to Section 9. Dividend equivalent payments will be net of federal, state and local withholding taxes.]

12.	Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of you and the Company, as applicable.

13.	Restrictions on Sale of Securities. The shares of Common Stock issued as payment for vested Restricted Stock Units under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, your subsequent sale of the shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

14.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. By accepting this Award, you hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

16.	Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Stock Plan Administrator, at 3250 Van Ness Avenue, San Francisco, CA 94109 USA, or at such other address as the Company may hereafter designate in writing.

17.	Agreement Severable. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect.

18.	Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. You expressly warrant that you are not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the parties agree to work in good faith to revise this Agreement as necessary or advisable to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.

19.	Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

20.	Additional Provisions. This Award is subject to the provisions of the Plan. Capitalized terms not defined in this Agreement are used as defined in the Plan. If the Plan and this Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and this Agreement by the Committee are binding on you and the Company.

21.	No Employment Agreement. Neither the award to you of the Restricted Stock Units nor the delivery to you of this Agreement or any other document relating to the Restricted Stock Units will confer on you the right to continued employment with or other service to the Company or any Parent or Subsidiary. You agree that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued employment or service for the vesting period, for any period, or at all, and will not interfere in any way with your right or the right of the Company (or the Parent or Subsidiary employing or retaining you) to terminate your employment or other service relationship at any time, with or without cause or notice.

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